Exhibit 99.23

Section E from « 2007-2008 Budget – Budget Plan », May 24, 2007

Section E

Debt, Financing and Debt Management

1.	DEBT			E.3

	1.1	Total government debt as at March 31, 2007		E.3

	1.2	Change in the total debt in 2006-2007		E.4

	1.3	Retirement plans		E.7

	1.4	Retirement plans sinking fund		E.10

	1.5	The Generations Fund		E.13

	1.6	Québec’s credit rating		E.14

	1.7	Long-term public sector debt		E.15

2.	FINANCING			E.17

	2.1	Financing strategy		E.17

		2.1.1	Diversification by market	E.17

		2.1.2	Diversification by instrument	E.19

		2.1.3	Diversification by maturity	E.19

	2.2	Financing programs		E.21

		2.2.1	The government	E.21

		2.2.2	Financement-Québec	E.22

		2.2.3	Yield	E.22

3.	DEBT MANAGEMENT			E.25

	3.1	Structure of the debt by currency		E.25

	3.2	Structure of the debt by interest rate		E.27

4.	ADDITIONAL INFORMATION ON FINANCING TRANSACTIONS AND DEBT			E.29

E.1

[THIS PAGE INTENTIONALLY LEFT BLANK]

E.2

1.	DEBT

1.1	Total government debt as at March 31, 2007

The government’s total debt consists of the consolidated direct debt, i.e. the debt contracted on financial markets, and the net retirement plans liability, minus the value of the Generations Fund.

Preliminary results show that the government’s consolidated direct debt amounted to $96 452 million as at March 31, 2007.

The net retirement plans liability represents the retirement plans liability minus the balance of the retirement plans sinking fund (RPSF), an asset established to pay the retirement benefits of public and parapublic sector employees. As at March 31, 2007, the net retirement plans liability totalled $32 608 million.

Given that the funds accumulated in the Generations Fund amounted to $578 million as at March 31, 2007, the total debt was $122 413 million. This amount excludes pre-financing of $6 069 million that will be used to cover part of the borrowing requirements for 2007-2008.

TABLE E.1

Total government debt as at March 31, 2007P

(millions of dollars)

	Consolidated direct debt			Retirement plans
	Consolidated Revenue Fund	Consolidated organizations	Total	Retirement plans liability	Less: retirement plans sinking fund	Net retirement plans liability	Less: Generations Fund	Total debt
Debt as at March 31, 2007	83 983	12 469	96 452	59 611	-27 003	32 608	-578	128 482

Pre-financing	-6 069	—	–6 069	—	—	—	—	-6 069

TOTAL	77 914	12 469	90 383	59 611	-27 003	32 608	-578	122 413

P:	Preliminary results.

Note: Table E.19 on page E.34 shows the transition from total debt to debt representing accumulated deficits.

E.3

1.2	Change in the total debt in 2006-2007

The government’s total debt increased by $4 111 million in 2006-2007. Even though the government maintains a balanced budget, the debt continues to increase for the following reasons:

•

First of all, the government makes investments, mainly in its corporations. It makes such investments through advances and direct capital outlays or by allowing these corporations to keep part of their profits to finance their own investments. In 2006-2007, the government’s investments, loans and advances led to a $2 165-million increase in the debt.

•

Secondly, the government makes investments in fixed assets (e.g. roads) that require borrowings. When these capital expenditures are made, they are posted to the government’s balance sheet. Subsequently, they are gradually recorded as expenditures based on the useful life of the assets concerned. In 2006-2007, net capital expenditures led to a $1 394-million increase in the debt.

•

Lastly, changes in some of the government’s other asset and liability items, such as accounts payable and accounts receivable, raised the debt by $1 159 million in 2006-2007. In 2004-2005 and 2005-2006, these “Other factors” lowered the debt by $855 million and $605 million respectively.

The volatility of “Other factors” in recent years can be attributed mainly to pay equity:

•

In 2004-2005, an amount of $673 million was recorded as a pay equity expenditure for 2001 to 2005. As a result, a budgetary deficit of $664 million was recorded in 2004-2005. Since this amount of $673 million did not give rise to a disbursement, an account payable was created, reducing the government’s financial requirements in 2004-2005.

•

In 2005-2006, a $498-million expenditure was recorded for pay equity to reflect the most recent data on the cost of the adjustments being contemplated. As in the previous year, this amount was not disbursed in 2005-2006 and an account payable of $498 million was created, thus reducing the government’s financial requirements.

E.4

•	In 2006-2007, the amounts relating to pay equity began to be disbursed, leading to a rise in financial requirements. These disbursements will continue in 2007-2008 and 2008-2009.

•

The box in the following table shows the portion of “Other factors” relating to pay equity. From 2004-2005 to 2008-2009, the sum of these amounts is nil, demonstrating that, in all, pay equity will not have an impact on the government’s debt. Only those pay equity expenditures ($673 million) that gave rise to a budgetary deficit in 2004-2005 will increase the debt.

•

From 2004-2005 to 2008-2009, the growth in the debt will have served essentially to finance investments, loans and advances ($7 386 million) and the government’s net capital expenditures ($6 911 million).

TABLE E.2

Main factors responsible for the growth in total government debt

(millions of dollars)

	Debt, beginning of year	Budgetary deficit (surplus)	Investments, loans and advances	Net capital expenditures[1]	Other factors[2]			Generations Fund	Debt, end of year[3]	As a % of GDP
1998-1999	98 385	-126	1 402	217	1 235				101 113	51.5

1999-2000	101 113	-7	2 006	359	-1 351				102 120	48.4

2000-2001	102 120	-427	1 632	473	1 050				104 848	46.6

2001-2002	104 848	-22	1 142	995	212				107 175	46.3

2002-2003	107 175	728	1 651	1 482	306				111 342	46.1

2003-2004	111 342	358	1 125	1 019	881	Including: accounts payable in regard to pay equity			114 725	45.8

2004-2005	114 725	664	979	1 083	-855	-673			116 596	44.3
2005-2006	116 596	-37	1 182	1 166	-605	-498			118 302	43.2
2006-2007P	118 302	-29	2 165	1 394	1 159	684	[4]	-578	122 413	43.1
2007-2008P	122 413	—	1 527	1 980	-48	410		-653	125 219	42.3
2008-2009P	125 219	—	1 533	1 288	483	77		-740	127 783	41.7

P:	Preliminary results for 2006-2007 and forecasts for subsequent years.
Note:	A positive entry indicates a financial requirement and a negative entry, a source of financing.
1	Capital expenditures made during the year minus the yearly depreciation expenditure.
2	Includes notably the change in “Other accounts,” such as accounts receivable and accounts payable, as well as foreign exchange losses (gains) following the revaluation of the debt in foreign currency.
3	Excluding pre-financing.
4	This amount includes the settlement of accounts payable recorded in 2004-2005 and 2005-2006 ($1 171 million), as well as the recording of a new account payable (-$487 million) that will be disbursed in 2007-2008 ($410 million) and 2008-2009 ($77 million).

E.5

❑	The debt burden continues to decline

While the debt/GDP ratio was 52.2% in 1997-1998, it should be 41.7% in 2008-2009, which represents a decline of over 10 percentage points.

CHART E.1

Total government debt

(as a % of GDP)

P:	Preliminary results for 2006-2007 and forecasts for subsequent years.

E.6

1.3	Retirement plans

The Québec government participates financially in the retirement plans of its employees. As at December 31, 2005, these plans had 522 452 participants and 231 793 beneficiaries.

TABLE E.3

Retirement plans of public and parapublic sector employees as at December 31, 2005

	Active participants	Beneficiaries
Government and Public Employees Retirement Plan (RREGOP)	485 000	136 332

Pension Plan of Management Personnel (PPMP)	25 750	16 222

Other plans:

Teachers Pension Plan (TPP) and Pension Plan of Certain Teachers (PPCT)	1 455	49 048

Civil Service Superannuation Plan (CSSP)	1 400	24 180

Superannuation Plan for the Members of the Sûreté du Québec (SPMSQ)	5 200	4 112

Pension Plan of Peace Officers in Correctional Services (PPPOCS)	3 000	1 202

Pension Plan of the Judges of the Court of Québec (PPJCQ)	270	311

Pension Plan for Federal Employees Transferred to Employment with the Gouvernement du Québec (PPFEQ)	255	90

Pension Plan of the Members of the National Assembly (PPMNA)	122	296

Total for other plans	11 702	79 239

TOTAL	522 452	231 793

Source: Commission administrative des régimes de retraite et d’assurances (CARRA).

These plans are defined benefit retirement plans, which means that they guarantee participants a certain level of income upon retirement. Benefits are calculated on the basis of participants’ average income for the best paid years (generally five) and their number of years of service. The pension represents 2% of an employee’s average income per year of service, for a maximum of 70%. Benefits are partially indexed to inflation.

E.7

The Commission administrative des régimes de retraite et d’assurances (CARRA) is responsible for administering the retirement plans. The government paid $3 533 million in 2006-2007 to cover its share of the benefits paid to its retired employees.

❑	Retirement plans liability

In its financial statements, the government includes the present value of the retirement benefits it will pay to its employees, taking into account the conditions governing their plans, as well as their years of service. This value is called the retirement plans liability.

CARRA performs actuarial valuations of the liability for each retirement plan in conformity with the rules set for the public sector by the Canadian Institute of Actuaries (CIA) and the Canadian Institute of Chartered Accountants (CICA).

The government’s retirement plans liability amounted to $59 611 million as at March 31, 2007. It is important to note that this amount is recognized in full in the total government debt (see Table E.1).

TABLE E.4

Retirement plans liability

(millions of dollars)

March 31, 2007P
Government and Public Employees Retirement Plan (RREGOP)	30 511

Pension Plan of Management Personnel (PPMP)	6 636

Other plans	22 464

RETIREMENT PLANS LIABILITY	59 611

P:	Preliminary results.

E.8

❑	Annual retirement plans expenditure

As an employer, the government records annually its expenditure with regard to the retirement plans.

In 2006-2007, this expenditure totalled $1 809 million. It comprises two components:

•	the net cost of vested benefits, that is, the present value of retirement benefits that employees have accumulated for work performed during the year, i.e. $1 429 million;

•	the amortization of revisions to the government’s actuarial obligations that arise from the updating of actuarial valuations, for a cost of $380 million in 2006-2007.

TABLE E.5

Retirement plans expenditure

(millions of dollars)

2006-2007P
Net cost of vested benefits	1 429
Amortization of revisions arising from actuarial valuations	380

RETIREMENT PLANS EXPENDITURE	1 809

P:	Preliminary results.

E.9

1.4	Retirement plans sinking fund

The retirement plans sinking fund (RPSF) was created in 1993. It is an asset that was established to pay the retirement benefits of public and parapublic sector employees.

As at March 31, 2007, the value of the RPSF stood at $27 003 million, $4 440 million more than the previous fiscal year. This increase is due to deposits of $3 000 million made by the government in 2006-2007 and investment income estimated at $1 440 million.

TABLE E.6

Change in the retirement plans sinking fund (RPSF)

(millions of dollars)

	Balance, beginning of year		Deposits	Investment income	Balance, end of year
1993-1994	—		850	4	854
1994-1995	854		—	-5	849
1995-1996	849		—	74	923
1996-1997	923		—	91	1 014
1997-1998	1 095	[1]	—	84	1 179
1998-1999	1 179		944	86	2 209
1999-2000	2 209		2 612	219	5 040
2000-2001	5 040		1 607	412	7 059
2001-2002	7 059		2 535	605	10 199
2002-2003	10 199		900	741	11 840
2003-2004	11 840		1 502	862	14 204
2004-2005	14 204		3 202	927	18 333
2005-2006	18 333		3 000	1 230	22 563
2006-2007P	22 563		3 000	1 440	27 003

P:	Preliminary results.
1	Following the reform of government accounting, an amount of $81 million was posted to the net debt.

E.10

❑	Amounts deposited in the RPSF have no impact on the total debt

The government issues bonds on financial markets to make deposits in the RPSF. However, the amounts deposited in the RPSF do not affect the government’s total debt.

Indeed, the amount of borrowings contracted to make deposits increases the direct debt. At the same time, however, these deposits reduce the net retirement plans liability by the same amount. Therefore, the net impact on the total debt is nil.

TABLE E.7

Illustration of the impact on the government’s total debt of borrowing $1 billion on financial markets and depositing it in the RPSF1

(millions of dollars)

		Before deposit	After deposit	Change
(A)	Consolidated direct debt	89 383	90 383	1 000
	Retirement plans liability	59 611	59 611	0
	Less: RPSF	-26 003	-27 003	-1 000

(B)	Net retirement plans liability	33 608	32 608	-1 000
(C)	Total debt before Generations Fund (C=A+B)	122 991	122 991	0
(D)	Less: Generations Fund	-578	-578	0

(E)	TOTAL DEBT (E=C+D)	122 413	122 413	0

1	Illustration based on preliminary results as at March 31, 2007.

❑	A decline in debt service

Deposits in the RPSF entail a reduction in the government’s debt service. The rates of return on funds managed by the Caisse de dépôt et placement du Québec are generally higher than interest rates on Québec government bonds issued to finance deposits in the RPSF. Therefore, the income of the RPSF, which is applied against the government’s debt service, is usually higher than the additional interest charges that arise from new borrowings. This leads to a net decrease in the government’s debt service.

E.11

❑	A flexible deposit policy

In December 1999, as part of an agreement concluded for the renewal of employees’ collective agreements, the government set the objective that the funds accumulated in the RPSF would be equal, in 2020, to 70% of its actuarial obligations in regard to the retirement plans of public and parapublic sector employees.

However, the government has all the flexibility needed to apply this policy. Deposits in the RPSF are made only when conditions on financial markets are favourable, particularly with respect to interest rates and market receptiveness to bond issues.

❑	Results of deposits made to date

With a value of $27 003 million as at March 31, 2007, the assets of the RPSF are now equal to nearly 43% of the government’s actuarial obligations regarding the retirement plans of public and parapublic sector employees.

Given the deposits and rates of return anticipated in the coming years, the target of 70% should be reached seven years earlier than expected, i.e. in 2012-2013, which is a major improvement over the target set in December 1999. Indeed, the RPSF should represent 100% of actuarial obligations in 2020.

CHART E.2

The RPSF in proportion to the government’s actuarial obligations regarding the retirement plans of public and parapublic sector employees

(percent)

E.12

❑	Investment policy

The assets of the RPSF are managed by the Caisse de dépôt et placement du Québec in accordance with the investment policy established by the Minister of Finance.

This policy provides for investments in a diversified portfolio that includes notably fixed income securities (e.g. bonds), investments in stock markets and investments in other investment categories (e.g. capital assets, private investments and infrastructure).

1.5	The Generations Fund

The Generations Fund was created in June 2006 by the adoption of the Act to reduce the debt and establish the Generations Fund. The sums accumulated in the fund will be dedicated exclusively to repaying the debt.

As at March 31, 2007, the balance of the Generations Fund amounted to $578 million.

Section I presents the results of the Generations Fund in accordance with the requirements of the Act.

❑	Investment policy

The assets of the Generations Fund are managed by the Caisse de dépôt et placement du Québec in accordance with the investment policy established by the Minister of Finance.

This policy provides for investments in a diversified portfolio that includes notably fixed income securities (e.g. bonds), investments in stock markets and investments in other investment categories (e.g. capital assets, private investments and infrastructure).

E.13

1.6	Québec’s credit rating

The Québec government is rated by five credit rating agencies.

TABLE E.8

Québec’s credit rating

Agency	Rating	Rating outlook
Moody’s	Aa2	Stable

Fitch	AA–	Stable

Standard & Poor’s	A+	Stable

Dominion Bond Rating Service (DBRS)	A (high)	Stable

Japan Credit Rating Agency	AA+	Stable

In 2006, two credit rating agencies, Moody’s and DBRS, raised Québec’s credit rating.

The decisions of these agencies were based on the following factors:

•	a substantial improvement in the government’s financial position in recent years;

•	a commitment by the government to continue along this path;

•	rigorous spending management, particularly through the settlement of collective agreements until 2010;

•	the development of a clear debt burden reduction strategy with the creation of the Generations Fund, which will make it possible to reduce the debt/GDP ratio;

•	the size and diversification of the economy.

E.14

1.7	Long-term public sector debt

Long-term public sector debt includes the government’s total debt as well as the debt of the health and social services and education networks, Hydro-Québec, municipalities and other government enterprises. This debt has served notably to finance public infrastructure, such as roads, schools, hospitals, hydroelectric dams and water treatment plants.

Preliminary results show that the public sector debt amounted to $191 720 million as at March 31, 2007.

TABLE E.9

Long-term public sector debt as at March 31

(millions of dollars)

	2003	2004	2005	2006	2007P
Total government debt[1]	111 342	114 725	116 596	118 302	122 413

Health and social services and education networks	11 008	10 877	12 301	13 078	14 138

Hydro-Québec	35 639	34 348	33 032	32 367	32 674

Other government enterprises	3 955	3 575	3 726	3 540	3 564

Municipalities and municipal bodies[2]	16 530	17 212	17 053	18 347	18 931

TOTAL	178 474	180 737	182 708	185 634	191 720

As a % of GDP	73.9	72.1	69.5	67.9	67.5

P:	Preliminary results.
1	Excluding pre-financing.
2	Includes the debt of the Société québécoise d’assainissement des eaux.

E.15

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E.16

2.	FINANCING

Borrowings in fiscal 2006-2007 totalled $14 815 million, i.e. $13 236 million for the Consolidated Revenue Fund and $1 579 million for the Financing Fund. Borrowings contracted for the Financing Fund are used to meet the financing needs of consolidated organizations and certain government enterprises. It should be noted that pre-financing of $6 069 million was realized in the last few months of the fiscal year because of particularly favourable conditions on financial markets. It will be used to cover part of the borrowing program in 2007-2008.

2.1	Financing strategy

The government aims to contract borrowings at the lowest possible cost. To that end, it applies a strategy for diversifying sources of funding by market, financial instrument and maturity.

2.1.1	Diversification by market

Financing transactions are carried out regularly on most markets, i.e. in Canada, the United States, Europe and Asia.

In 2006-2007, the government contracted 17.4% of its borrowings on foreign markets in five different currencies:

•	two borrowings in US dollars, one for US$1 500 million in November 2006 (CAN$1 702 million) and the other for US$100 million in August 2006 (CAN$110 million);

•	two borrowings in Swiss francs, one for 300 million Swiss francs in December 2006 (CAN$286 million) and the other for 200 million Swiss francs in February 2007 (CAN$182 million);

•	one borrowing for 100 million euros in April 2006 (CAN$142 million);

•	one borrowing for 750 million Hong Kong dollars in February 2007 (CAN$114 million), Québec’s first issue on this market;

•	one borrowing for 5 000 million yen in February 2007 (CAN$49 million).

E.17

TABLE E.10

Gouvernement du Québec

Summary of long-term borrowings in 2006-2007P

(millions of dollars)

		Financing Fund
Currency	Consolidated Revenue Fund	Consolidated organizations	Government enterprises	Total	%
Canadian dollar
Public issues	5 756	1 087	52	6 895	56.4
Private borrowings	3 430	440	—	3 870	31.6
Savings products	1 006	—	—	1 006	8.2
Immigrant Investor Program	432	—	—	432	3.5
Canada Pension Plan Investment Fund	7	—	—	7	0.1
Amount received (disbursed) under interest rate and currency swap agreements	20	—	—	20	0.2

Sub-total	10 651	1 527	52	12 230	82.6
Other currencies
US dollar	1 812	—	—	1 812	70.1
Hong Kong dollar	114	—	—	114	4.4
Euro	142	—	—	142	5.5
Swiss franc	468	—	—	468	18.1
Yen	49	—	—	49	1.9

Sub-total	2 585	—	—	2 585	17.4

TOTAL	13 236	1 527	52	14 815	100.0

P:	Preliminary results.

E.18

2.1.2	Diversification by instrument

To satisfy investors’ needs, an extensive array of financial products is used in the course of financing transactions.

Long-term instruments consist primarily of public bond issues, private borrowings and savings products.

The long-term instruments used in 2006-2007 consisted mainly of public issues on the Canadian market (46.5%), private borrowings on the Canadian market (26.1%) and borrowings on foreign markets (17.4%).

CHART E.3

Borrowings in 2006-2007P by instrument

P:	Preliminary results.

2.1.3	Diversification by maturity

Maturities of new borrowings are distributed over time to obtain a stable refinancing profile and thus avoid overly wide fluctuations in the borrowing program.

In 2006-2007, 42.7% of borrowings contracted had a maturity of between 6 and 10 years; 30.9%, between 11 and 35 years; and 22.7%, over 35 years.

Over the past year, the government made $2 912 million worth of borrowings with a maturity of 50 years or more.

E.19

CHART E.4

Borrowings in 2006-2007P by maturity

P:	Preliminary results.

This diversification by maturity has an impact on the maturity of the debt shown in the following chart. As at March 31, 2007, the average maturity of the debt was about 12 years.

CHART E.5

Maturity of the debt as at March 31, 2007P

(millions of dollars)

P:	Preliminary results.
Note:	Direct debt of the Consolidated Revenue Fund and debt incurred to make advances to the Financing Fund.

E.20

2.2	Financing programs

2.2.1	The government

The financing program of the Consolidated Revenue Fund makes it possible to refinance maturing borrowings, contribute to the retirement plans sinking fund and meet new financial requirements, particularly for capital investments and investments in government corporations.

The Financing Fund makes loans to consolidated organizations (e.g. Fonds de conservation et d’amélioration du réseau routier, Investissement Québec, Société Immobilière du Québec) and to certain government enterprises (e.g. Corporation d’hébergement du Québec).

In 2006-2007, the government’s financing program reached $14 815 million, including $6 069 million in pre-financing realized over the last few months of the year to take advantage of particularly favourable conditions on financial markets.

The financing program is expected to amount to $5 167 million in 2007-2008. It would have amounted to $11 236 million had there not been any pre-financing. In 2008-2009, the financing program will total $12 437 million.

TABLE E.11

The government’s financing program

(millions of dollars)

	2006-2007P	2007-2008P	2008-2009P
Consolidated Revenue Fund
Net financial requirements (surplus)[1]	257	-500	-500
Repayment of borrowings	5 154	5 110	5 603
Change in cash position	-2 684	-6 069	—
Retirement plans sinking fund	4 440	4 876	5 334
Pre-financing	6 069	—	—

Sub-total	13 236	3 417	10 437

Financing Fund	1 579	1 750	2 000

TOTAL	14 815	5 167	12 437

P:	Preliminary results for 2006-2007 and forecasts for subsequent years.
Note:	A negative entry indicates a source of financing and a positive entry, a financial requirement.
1	Excluding consolidated organizations.

E.21

2.2.2	Financement-Québec

Financement-Québec makes borrowings on financial markets to meet the needs of institutions in the health and social services and education networks. The borrowings of Financement-Québec are guaranteed by the Québec government.

In 2006-2007, borrowings by Financement-Québec amounted to $2 529 million.

Financement-Québec’s financing program is expected to total $2 000 million in 2007-2008 and 2008-2009.

TABLE E.12

Financement-Québec’s financing program

(millions of dollars)

2006-2007P	2007-2008P	2008-2009P
2 529	2 000	2 000

P:	Preliminary results for 2006-2007 and forecasts for subsequent years.

2.2.3	Yield

The following charts show the change in yield on 10-year bonds and 3-month Treasury bills, as well as the yield spread on long-term securities.

Over the past year, the spread between Québec long-term and short-term yields has declined significantly, reflecting the change in interest rates observed on financial markets. In addition, since the early 2000s, the yield on long-term Québec securities has dropped from 6.9% to 4.4%, making it possible to refinance borrowings at better interest rates.

E.22

CHART E.6

Yield on Québec securities

(percent)

Sources:	PC-Bond and ministère des Finances du Québec.

CHART E.7

Yield spread on long-term (10-year) securities

(percent)

Source:	PC-Bond.

E.23

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E-24

3.	DEBT MANAGEMENT

The government’s debt management strategy aims to minimize the cost of the debt and limit the risk related to fluctuations in foreign exchange and interest rates.

The government uses a range of financial instruments, particularly interest rate and currency swap agreements, to achieve desired debt proportions by currency and interest rate.

Debt management enables the government to save money on debt service.

3.1	Structure of the debt by currency

As at March 31, 2007, the proportion of the government’s total debt in Canadian dollars amounted to 93.2% and the proportion in foreign currency, 6.8%.

Table E.13

Structure of the total debt as at March 31, 2007P

(millions of dollars)

	Consolidated direct debt					Net
Currency	Consolidated Revenue Fund	%	Consolidated organizations	Total	%	retirement plans liability	Less: Generations Fund	Total debt	%
Canadian dollar	75 273	89.6	12 469	87 742	90.9	32 608	-578	119 772	93.2
US dollar	382	0.5	—	382	0.4	—	—	382	0.3
Euro	3 144	3.7	—	3 144	3.3	—	—	3 144	2.5
Swiss franc	3 104	3.7	—	3 104	3.2	—	—	3 104	2.4
Yen	2 082	2.5	—	2 082	2.2	—	—	2 082	1.6
Pound sterling	-2	—	—	-2	—	—	—	-2	—

Sub-total	83 983	100.0	12 469	96 452	100.0	32 608	-578	128 482	100.0
Pre-financing	-6 069		—	-6 069		—	—	-6 069

TOTAL	77 914		12 469	90 383		32 608	-578	122 413

P:	Preliminary results.

E.25

Before financial derivatives are taken into account, the proportion of the debt in foreign currency as at March 31, 2007 was 25.8%. After financial derivatives are taken into account, the proportion was 6.8%.

CHART E.8

Structure of the total debt by currency as at March 31, 2007P

P:	Preliminary results.

E.26

3.2	Structure of the debt by interest rate

The government diversifies its debt by keeping part of it at variable rates and part at fixed rates. Since short-term interest rates are generally lower than long-term rates, keeping part of the debt at variable rates makes it possible to achieve substantial savings on debt service.

Before financial derivatives are taken into account, the proportion of the total debt at variable rates was 12.4% as at March 31, 2007. After financial derivatives are taken into account, the proportion was 27.5%.

CHART E.9

Structure of the total debt by interest rate as at March 31, 2007P

P:	Preliminary results.

E.27

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E-28

4.	ADDITIONAL INFORMATION ON FINANCING TRANSACTIONS AND DEBT

TABLE E.14

Summary of consolidated financing transactions

(millions of dollars)

	2006-2007P
	March 2006 Budget	Preliminary results		Change	2007-2008P	2008-2009P
Change in cash position
Consolidated Revenue Fund	2 590	-3 385		-5 975	6 069	—
Consolidated organizations	—	-43		-43	—	—

Total change in cash position	2 590	-3 428		-6 018	6 069	—

Net borrowings
Consolidated Revenue Fund
New borrowings	4 702	13 236		8 534	3 417	10 437
Repayment of borrowings	-4 805	-5 154		-349	-5 110	-5 603

	-103	8 082		8 185	-1 693	4 834
Consolidated organizations
New borrowings	1 527	1 971	[1]	444	2 513	1 908
Repayment of borrowings	-458	-629		-171	-922	-436

	1 069	1 342		273	1 591	1 472

Total net borrowings	966	9 424		8 458	-102	6 306

Retirement plans sinking fund	-2 987	-4 440		-1 453	-4 876	-5 334

Generations Fund	-74	-578		-504	-653	-740

TOTAL CONSOLIDATED FINANCING TRANSACTIONS	495	978		483	438	232

P:	Preliminary results for 2006-2007 and forecasts for subsequent years.
Note:	A negative entry indicates a financial requirement and a positive entry, a source of financing. For the change in cash position, a negative entry indicates an increase and a positive entry, a decrease.
1	Includes a $444-million increase in temporary borrowings.

E.29

TABLE E.15

Gouvernement du Québec

Borrowings for the Consolidated Revenue Fund in 2006-2007P

Amount in Canadian dollars[1]		Face value in foreign currency			Interest rate[2]		Date of issue	Date of maturity	Price to investor	Yield to investor[3]
(millions)%
142			€100		4.22	[4]	April 3	2018-04-03	100.000	4.220
350	[5]		—		Various		April 7	2056-12-01	100.084	4.829
346	[5]		—		Various		April 11	2056-12-01	98.889	4.914
297			—		4.50		May 5	2016-12-01	96.390	4.942
551			—		5.75		May 10	2036-12-01	110.189	5.089
496	[5]		—		Various		June 1	2056-12-01	99.289	4.831
294	[5]		—		Various		June 7	2056-12-01	98.123	4.912
540			—		5.75		June 30	2036-12-01	107.918	5.227
106			—		4.50		August 22	2016-12-01	98.346	4.704
472			—		5.00		August 29	2038-12-01	102.278	4.859
110		US$	100		5.30		August 31	2016-08-31	99.740	5.334
457			—		4.50		September 18	2016-12-01	99.743	4.531
991	[5]		—		6.35		September 21	2065-09-21	132.179	4.726
220	[5]		—		6.35		September 25	2065-09-21	133.327	4.681
528			—		5.00		October 6	2038-12-01	105.683	4.657
15	[5]		—		5.35		November 7	2025-06-01	109.266	4.602
27	[5]		—		5.35		November 8	2025-06-01	108.899	4.630
22	[5]		—		5.35		November 10	2025-06-01	108.090	4.692
1 702		US$	1 500		5.125		November 14	2016-11-14	99.598	5.177
129	[5]		—		5.00		November 23	2051-09-21	107.657	4.595
325	[5]		—		5.00		November 23	2051-09-21	108.121	4.572
215	[5]		—		6.70		November 23	2062-09-21	143.107	4.561
286			300	SF	2.625	[4]	December 21	2017-06-21	100.270	2.594
527			—		5.00		December 21	2038-12-01	105.446	4.670
500			—		Variable	[6]	December 21	2013-12-10	100.000	Variable
782			—		Variable	[6]	January 15	2013-12-10	100.057	Variable
497			—		4.50		January 29	2017-12-01	99.401	4.570
114		HK$	750		4.30	[6]	February 2	2012-02-02	100.000	4.300
499			—		4.50		February 12	2017-12-01	99.757	4.528
182			200	SF	2.625	[4]	February 15	2017-06-21	96.905	2.977
49			¥5 000		1.92		February 15	2017-02-15	100.000	1.920
1 006	[7]		—		Various		Various	Various	Various	Various
7	[8]		—		Various		Various	Various	Various	Various
432	[9]		—		Various		Various	Various	Various	Various
20	[10]		Various		Various		Various	Various	Various	Various

13 236

P:	Preliminary results.
Note:	The Québec government has credit lines with various banks and financial institutions for a total of US$3 500 million. None of these credit lines is being drawn upon.
1	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.
2	Interest payable semi-annually except if another frequency is indicated in a note.
3	Yield to investor is determined on the basis of interest payable semi-annually.
4	Interest payable annually.
5	Private borrowings.
6	Interest payable quarterly.
7	Savings products issued by Épargne Placements Québec.
8	Borrowings from the Canada Pension Plan Investment Fund.
9	Immigrant Investor Program.
10	Amount received (disbursed) under interest rate and currency swap agreements.

E.30

TABLE E.16

Gouvernement du Québec

Borrowings for the Financing Fund in 2006-2007P

	Amount in Canadian dollars [1]		Face value in foreign currency	Interest rate [2]		Date of issue	Date of maturity	Price to investor	Yield to investor [3]
	(millions)			%				$	%
A. Borrowings for consolidated organizations
	459		—	4.50		April 17	2016-12-01	97.092	4.853
	185		—	4.50		May 5	2016-12-01	96.390	4.942
	361		—	4.50		August 22	2016-12-01	98.346	4.704
	40		—	5.00		August 29	2038-12-01	102.278	4.859
	42		—	4.50		September 18	2016-12-01	99.743	4.531
	200	[4]	—	Variable	[5]	October 11	2016-10-11	100.000	Variable
	40	[4]	—	5.35		November 7	2025-06-01	109.266	4.602
	200	[4]	—	Variable	[5]	December 14	2017-05-14	100.000	Variable

Sub-total	1 527

B. Borrowings for certain government enterprises
	27		—	4.50		April 17	2016-12-01	97.092	4.853
	25		—	4.50		August 22	2016-12-01	98.346	4.704

Sub-total	52

TOTAL	1 579

P:	Preliminary results.
1	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.
2	Interest payable semi-annually except if another frequency is indicated in a note.
3	Yield to investor is determined on the basis of interest payable semi-annually.
4	Private borrowings.
5	Interest payable quarterly.

E.31

TABLE E.17

Borrowings by Financement-Québec in 2006-2007P

Amount in Canadian dollars[1]		Face value in foreign currency	Interest rate[2]		Date of issue	Date of maturity	Price to investor	Yield to investor[3]
(millions)%							$	%
487		—	4.25		April 7	2014-03-01	97.370	4.651
600		—	Variable	[4]	June 9	2012-04-25	100.000	Variable
47		—	5.25		July 26	2034-06-01	102.091	5.108
195		—	5.25		September 29	2034-06-01	108.738	4.683
499		—	4.25		November 3	2014-03-01	99.733	4.292
220		—	Variable	[4]	January 26	2012-04-25	99.976	Variable
200	[5]	—	Variable	[4]	February 9	2014-06-09	100.000	Variable
281		—	Variable	[4]	February 16	2013-09-16	100.000	Variable

2 529

P:	Preliminary results.
1	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.
2	Interest payable semi-annually except if another frequency is indicated in a note.
3	Yield to investor is determined on the basis of interest payable semi-annually.
4	Interest payable quarterly.
5	Private borrowings.

E.32

TABLE E.18

Borrowings by Hydro-Québec in 20061

Amount in Canadian dollars[2]	Face value in foreign currency	Interest rate[3]	Date of issue	Date of maturity	Price to investor	Yield to investor[4]
(millions)%					$	%
596	—	6.00	January 17	2040-02-15	119.246	4.841
590	—	6.00	February 3	2040-02-15	118.050	4.904
591	—	6.00	April 3	2040-02-15	118.236	4.892
575	—	6.00	April 18	2040-02-15	114.963	5.070
520	—	5.00	October 17	2045-02-15	104.078	4.767
533	—	5.00	November 14	2045-02-15	106.503	4.635
165 [5]	Various	Various	Various	Various	Various	Various

3 570

Note:	Hydro-Québec has credit lines with various banks and financial institutions for a total of US$2 000 million. None of these credit lines is being drawn upon.
1	Borrowings made from January 1 to December 31, 2006.
2	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.
3	Interest payable semi-annually except if another frequency is indicated in a note.
4	Yield to investor is determined on the basis of interest payable semi-annually.
5	Amount received (disbursed) under interest rate and currency swap agreements.

E.33

TABLE E.19

Transition from total debt to debt representing accumulated deficits as at March 31, 20061

(millions of dollars)

Consolidated direct debt		83 672

Net retirement plans liability
Gross retirement plans liability	57 193
Less: retirement plans sinking fund (RPSF)	-22 563
34 630

Total debt		118 302

Less: financial assets net of other liabilities

Financial assets	-40 355

Other liabilities	26 736
-13 619

Net debt		104 683

Less: capital expenditures		-12 984

DEBT REPRESENTING ACCUMULATED DEFICITS		91 699

1	The breakdown of financial assets and other liabilities is not available as at March 31, 2007. Therefore, this table presents data as at March 31, 2006.

E.34